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                                                                  EXHIBIT 99.3

Nashua Corporation
44 Franklin Street
Nashua, NH 03061
603-880-2323

                                                                  NEWS RELEASE
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FOR IMMEDIATE RELEASE
Contact:
Richard Clark            or  Daniel M. Junius         or  Shez K. Bandukwala
Chief Financial Officer      Chief Financial Officer      William Blair & Co., L.L.C.
Cerion Technologies          Nashua Corporation           312/236-1600
217/359-3700                 603/880-2363
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                   CERION TECHNOLOGIES ANNOUNCES COMMENCEMENT
                   OF INITIAL PUBLIC OFFERING OR COMMON STOCK

NASHUA, N.H., May 24, 1996 -- Nashua Corporation (NYSE:NSH) and Cerion Technologies Inc. today jointly announced the commencement of the initial public offering of 3,840,000 shares of common stock of Cerion Technologies Inc. (NASDAQ:CEON) at a price of $13.00 per share. Of the shares being offered, 1,615,000 are being sold by Cerion and 2,225,000 are being offered by Nashua as the selling stockholder.

The Cerion common stock is being sold in an underwritten public offering managed by William Blair & Company, L.L.C. Nashua Corporation has granted the underwriters an option to purchase up to 576,000 additional shares to cover over-allotments, if any. Upon completion of the public offering, Nashua will continue to own approximately 45.3 percent of Cerion's common stock (approximately 37.0 percent if the underwriters' over-allotment option is exercised in full). The net proceeds to Cerion will be used for capital expenditures, primarily in connection with an additional manufacturing facility, repayment of certain indebtedness, working capital and other general corporate purposes. The net proceeds from the sale of shares by Nashua in the offering will be used for the repayment of indebtedness.

Headquartered in Champaign, Illinois, Cerion Technologies Inc. manufactures precision-machined aluminum disk substrates, which are the metallic platforms of magnetic thin film disks used in the hard drives of desktop computers, network servers, add-on storage devices and storage upgrades. Cerion also uses its core competencies in precision machining to produce aluminum photoconductor drum substrates for laser printer cartridges.

Nashua Corporation offers a diverse mix of products, including thermal papers, pressure-sensitive labels and specialty papers, copier and laser printer supplies, and photofinishing services.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

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